UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2023

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2023, Viasat, Inc. (“Viasat”) completed the closing of the sale of $733.4 million in aggregate principal amount of its 7.500% Senior Notes due 2031 (the “Notes”), receiving net proceeds of approximately $728.2 million, after deducting estimated commissions and offering expenses. The Notes will not initially be guaranteed by any of Viasat’s subsidiaries, but will be jointly and severally guaranteed on a senior unsecured basis (collectively, the “Guarantees”) by any of Viasat’s future domestic restricted subsidiaries (such subsidiaries, the “Guarantors”) that guarantee the existing Viasat revolving credit facility (as amended, the “Viasat Revolving Credit Facility”).

The Notes were issued by Viasat pursuant to an Indenture, dated as of September 28, 2023 (the “Indenture”), by and between Viasat and Wilmington Trust, National Association (“Wilmington Trust”), as trustee, which governs the terms of the Notes. A copy of the Indenture, which includes the form of the Notes, is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

In connection with the closing of the previously announced acquisition (the “Inmarsat Acquisition”) of all of the issued and outstanding shares of Connect Topco Limited, a private company limited by shares and incorporated in Guernsey (“Inmarsat Holdings”), on May 30, 2023, Viasat entered into a Bridge Credit Agreement (the “Bridge Credit Agreement”) by and among Viasat, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, providing for a $733.4 million unsecured bridge loan facility (the “Bridge Facility”), which was fully drawn. On September 28, 2023, Viasat used the net proceeds from this offering (which were approximately $728.2 million, after deducting estimated commissions and offering expenses), together with cash on hand, to repay the Bridge Facility in full, and in connection therewith, all liabilities, obligations and indebtedness under the Bridge Credit Agreement were released, discharged and satisfied in full.

Certain of the initial purchasers of the Notes and their affiliates have provided to Viasat and its affiliates in the past, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the initial purchasers and/or their respective affiliates were lenders under the Bridge Credit Agreement and such initial purchasers or their affiliates may receive a portion of the proceeds of the Notes offering as a result.

A brief description of the terms of the Notes and the Indenture follows:

Interest. The Notes will bear interest at a rate of 7.500% per year, consistent with the effective interest rate in the Bridge Credit Agreement, payable semi-annually in arrears in cash on May 30 and November 30 of each year, beginning on May 30, 2024. Viasat will make each interest payment to the holders of record of the Notes on the immediately preceding May 15 and November 15.

Maturity. The Notes will mature on May 30, 2031, unless earlier redeemed or repurchased.

Ranking. The Notes are, and any future Guarantees will be, Viasat’s and the applicable Guarantors’ general senior unsecured obligations and rank equally in right of payment with all of their existing and future unsecured senior indebtedness, including Viasat’s 5.625% Senior Notes due 2025 and Viasat’s 6.500% Senior Notes due 2028. The Notes are effectively junior in right of payment to their existing and future secured indebtedness (including Viasat’s obligations under the Viasat Revolving Credit Facility, Viasat’s 5.625% Senior Secured Notes due 2027, Viasat’s guarantee of the direct loan facility with the Export-Import Bank of the United States for the ViaSat-2 satellite (the “Ex-Im Credit Facility”), Viasat’s $700.0 million term loan facility and Viasat’s $616.7 million term loan facility (in each case, to the extent of the value of the assets securing such indebtedness)), are structurally subordinated to all existing and future liabilities (including trade payables) of Viasat’s subsidiaries that are not Guarantors (including obligations of the borrower under the Ex-Im Credit Facility and all indebtedness of Inmarsat Holdings and its subsidiaries), and are senior in right of payment to all of Viasat and the applicable Guarantors’ existing and future subordinated indebtedness.

Redemption. Viasat may redeem the Notes, in whole or in part, at any time on or after May 30, 2026 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Prior to May 30, 2026, Viasat may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to May 30, 2026, Viasat may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from specified equity offerings at the redemption price set forth in the Indenture; however, Viasat may only make these redemptions if at least 50% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding after such redemptions. Viasat is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

If a “Change of Control Triggering Event” occurs (as defined in the Indenture), each holder of Notes may require Viasat to repurchase all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants. The Indenture contains covenants limiting Viasat’s and its restricted subsidiaries’ ability to, among other things incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt that is junior in right of payment to the Notes; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets, including capital stock of subsidiaries; enter into transactions with affiliates; reduce Viasat’s satellite insurance; and consolidate or merge with, or sell substantially all of their assets to, another person.

Events of Default. Subject to the terms and conditions of the Indenture, each of the following, among other events, constitutes an event of default under the Indenture (after the expiration of the applicable grace periods specified therein): (1) failure by Viasat to pay interest or premium, if any, on, or the principal of, the Notes when due; (2) failure by Viasat or any of its restricted subsidiaries to comply with the covenants in the Indenture; (3) default by Viasat or any of its significant subsidiaries under any mortgage, indenture or instrument securing or evidencing indebtedness with an aggregate principal amount in excess of $100.0 million with respect to a default in the payment of principal, interest or premium when due or where such default results in the acceleration of such indebtedness; (4) failure of Viasat or any of its significant subsidiaries to satisfy certain final judgments when due; (5) certain bankruptcy events; and (6) the Guarantee of a Guarantor in certain circumstances ceasing to be in full force and effect, being declared null and void in a judicial proceeding or being denied by such Guarantor. Upon the occurrence of an event of default under the Indenture, the principal and accrued interest under the Notes then outstanding may be declared due and payable, subject to certain limitations.

Securities Laws. The Notes were issued through a private placement to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, are subject to restrictions on transfer and may only be offered or sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell or buy securities, or the solicitation of an offer to sell or buy any securities.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of September 28, 2023, between Viasat, Inc. and Wilmington Trust, National Association, as trustee

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: September 28, 2023	By:	/s/ Brett Church
	Name:	Brett Church
	Title:	Associate General Counsel